ADDENDUM #1 TO SEPTEMBER 28, 2000 AGREEMENT



This Addendum #1, ("Addendum #1) is made effective as of October 31, 2000 and shall constitute written agreement amending the September 28, 2000 Stock Purchase Agreement ("9/28/00 SPA") by and between Origin Investment Group, Inc., a Maryland corporation, with its principal place offices at 1620 26th Street, Third Floor, Santa Monica, California, 90404 (formerly 980 North Michigan Avenue, Suite 1400, Chicago, Illinois, 60611 ("Buyer"), Mr. Kent R. Busse and Mrs. Paula L. Busse as Trustees to the Busse Family Trust dated 7/12/00, residents of the State of California, City of Long Beach (The Busse Family Trust, and Mr. Kent R. Busse and Mrs. Paula L. Busse acting in the capacity as Trustees to the Busse Family Trust, collectively referred to herein as "Sellers"). This Addendum #1 amends the 9/28/00 as follows:

1. Buyer and Sellers agree to extend the due date of Sellers obligation to produce the Disclosure Letter as defined on Page 2 of the 9/28/00 SPA to the close of business on November 2, 2000;

2. Buyer and Sellers agree to amend Section 9.1(e) of the 9/28/00 SPA to read as follows:

9.1 (e) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 15, 2000, or such later date as the parties may agree upon.


IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


Buyer:                                                              Sellers:

       /s/ Omar A. Rizvi                           /s/ Kent R. Busse
By: __________________________                     _____________________________
       Omar Rizvi, Chairman and President          Mr. Kent R. Busse
                                                   Trustee to Busse Family Trust


                                                   /s/ Paula L. Busse
                                                   -----------------------------
                                                   Mrs. Paula L. Busse
                                                   Trustee to Busse Family Trust